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                                                                     EXHIBIT 5.1



                  [KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]



                                                             September 12, 2000



Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA 92880

Ladies and Gentleman:

                  We have acted as counsel for Watson Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 832,500 shares of the Company's common stock, $0.0033 par value per share ("Common Stock"), to be issued in connection with the Schein Pharmaceutical, Inc. 1995 Non-Employee Director Stock Option Plan, Schein Pharmaceutical, Inc. 1999 Stock Option Plan, The Retirement Plan of Schein Pharmaceutical, Inc. and Affiliates, and the Danbury Pharmaceutical Puerto Rico, Inc. Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan.

                  In rendering this opinion, we have examined and relied on the following documents: (i) the Company's Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on May 23, 2000, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

                  Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

                  We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."



                                       Very truly yours,

                                       /s/ Kummer Kaempfer Bonner & Renshaw